Exhibit 99.1

NEWS RELEASE	Contact:	Kent Grisham
For Immediate Release	Phone:	402-943-1338
March 7, 2007	E-mail:	kent.grisham@kiewit.com

KIEWIT RANKED NO. 1 IN ENGINEERING & CONSTRUCTION INDUSTRY
ON FORTUNE’S 2007 LIST OF “AMERICA’S MOST ADMIRED COMPANIES”

Omaha, NE —Kiewit Corporation announced today that it is the most admired company in the Engineering and Construction industry on FORTUNE’s 2007 list of “America’s Most Admired Companies.”  The list and related stories appear in the March 19 issue of FORTUNE, on newsstands March 12 and are currently available online at www.fortune.com.

“Building high quality projects safely, on time and on budget – those are the Kiewit basics that have been our bedrock values for nearly 125 years,” said Kiewit spokesman Kent Grisham.  “Remaining true to those basics is what keeps attracting great people to work at our company, all of which leads to such honors as this listing in FORTUNE.”

Kiewit is one of North America’s largest and most respected construction and engineering organizations and is the successor to a construction business founded in 1884.  Headquartered in Omaha, Nebraska, the employee-owned company operates through a network of subsidiaries in the United States and Canada.  Kiewit offers construction and engineering services in a variety of sectors including transportation, buildings, water and power, underground facilities, industrial, oil and gas facilities, mining and offshore facilities.  Kiewit’s workforce includes approximately 5,600 salaried and hourly staff along with more than 11,000 craft workers.

About the FORTUNE’s “Most Admired Companies” List

The Most Admired list is the definitive report card on corporate reputations. Our survey partners at Hay Group started with the FORTUNE 1,000—the 1,000 largest U.S. companies ranked by revenue—and the top foreign ones operating in the U.S. Hay sorted them by industry and selected the ten largest in each. To create the 63 industry lists, Hay asked executives, directors, and analysts to rate companies in their own industry on eight criteria, from investment value to social responsibility. Only the best are listed: A company’s score must rank in the top half of its industry survey.

To create the top 20, an overall list of Most Admired Companies, Hay Group asked the 3,322 executives, directors, and securities analysts who had responded to the industry surveys to select the ten companies they admired. They chose from a list of companies that ranked in the top 25% in last year’s survey, plus those that finished in the top 20% of their industry. Anyone could vote for any company in any industry. The difference in voting rolls is why some results can seem anomalous; for example, Southwest Airlines is one of the top five Most Admired Companies but is second in its own industry.  A total of 616 companies in 68 industries were surveyed.

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